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                                                                    EXHIBIT 21.1
                             List of Subsidiaries

Savoir Technology Group Inc., d.b.a. Western Micro Technology, Inc., a Delaware corporation.

Star Management Services, Inc., a Delaware corporation.

Sirius Investments, Inc., a Nevada corporation.

Business Partner Solutions, Inc., a Texas corporation.